UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2011

ENTERTAINMENT GAMING ASIA INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit 3705, 37/F, The Centrium

60 Wyndham Street

Central, Hong Kong

(Address of principal executive offices)

+ 852-3151-3800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On October 21, 2011, we entered into a Transfer Agreement (“Agreement”) for the purpose of increasing from 17% to 35% our share of the revenue from our participation business at San Pedro VIP Club, one of our existing participation venues in the Republic of the Philippines (“San Pedro Club”).

The Agreement was entered into amongst our wholly-owned subsidiaries  in Hong Kong (“EGT-HK”) and the Philippines (“EGT-Philippines”) (collectively “EGT”, “we”, “us” or “our”), and a Philippine incorporated counterparty (“Php Proponent”) and its Hong Kong incorporated subsidiary (“HK Proponent”). In this report, the Php Proponent and the HK Proponent are collectively referred to as the “Proponent”. Pursuant to the terms of the Agreement, the closing of the Agreement is subject to a number of conditions as more particularly described below, which are beyond our control.

The San Pedro Club

The San Pedro Club is an electronic gaming machine (“EGMs”) venue situated in a premises rented by the Php Proponent from a third party landlord and is operated by the Philippine Amusement and Gaming Corporation (“PAGCOR”) pursuant to a Contract of Lease entered into between PAGCOR and the HK Proponent in June 2004, as amended (“PAGCOR Contract”).  Pursuant to the terms of the PAGCOR Contract, the Proponent agreed to provide and install certain EGMs at the San Pedro Club and to be responsible for the decorations, rental and other expenses, including, but not limited to, the relevant utilities charges and maintenance fees, of the premises of the San Pedro Club and in consideration thereof, PAGCOR agreed to share with the Proponent on a monthly basis, all revenues generated by the said EGMs after deduction of the prizes and winnings paid out to players and the applicable gaming tax (“Net Win”) in the ratio of PAGCOR : 65% and the Proponent : 35%.

In March 2008, the Php Proponent entered into an agreement of lease with EGT-Philippines (“Agreement of Lease”). Pursuant to the terms of the Agreement of Lease, EGT-Philippines agreed to provide and install its EGMs at San Pedro Club and in consideration thereof, the Proponent agreed to share the 35% Net Win entitled by it under the PAGCOR Contract with EGT-Philippines and the Net Win entitlements of the Proponent and EGT were 18% and 17% of the Net Win, respectively.  As of the date of this report, we had 180 EGM’s in operation at San Pedro Club with an average daily net win per machine of approximately $70-80.

The Transactions under the Agreement

The transactions under the Agreement include (a) the assignment and transfer of the PAGCOR Contract from the HK Proponent to EGT-HK (as it is a requirement from PAGCOR that the PAGCOR Contract be assigned to a foreign corporation that exists outside the Philippines); (b) the assignment and transfer of the lease of the premises of San Pedro Club by the Php Proponent to EGT-Philippines; and (c) the assignment and transfer of all leasehold improvements, relevant systems and equipment that are currently used by the Proponent at San Pedro Club to EGT (collectively, the “Transfer”). The total consideration for the Transfer payable by EGT is Philippine Pesos 55 million (equivalent to approximately $1.3 million) (“Consideration”), which will be funded from EGT’s internal cash resources.

Closing of the Transfer

There is a two-stage closing for the Transfer. The initial stage is that  upon receipt by EGT of (a) the written confirmation from a third party investor who previously invested in San Pedro Club (“Investor”) that it will relinquish all its rights in San Pedro Club and it does not have, and will not have, any claims against EGT and/or San Pedro Club in connection with the Transfer upon its receipt of Pesos 48 million to be paid out of the Consideration by EGT; (b) the “in-principle” consent from PAGCOR for the assignment and transfer of the PAGCOR Contract and its agreement to extend the term of the PAGCOR Contract to mid-2016; (c) the “in-principle” consent of the relevant landlord for the assignment and transfer of the lease of the premises of San Pedro Club; (d) the proof of “in-principle” compliance with the applicable laws regarding disposal of assets by the Proponent; and (e) a joint letter signed by the Proponent and EGT instructing PAGCOR to give all future sharings of 35% of monthly Net Win of San Pedro Club to EGT with effect from October 2011, EGT would make the relevant payment of Pesos 48 million, as part of the Consideration, to the Investor. EGT confirmed that it has received the aforesaid documents from the Proponent and the relevant parties and has made payment to the Investor accordingly on the date of the Agreement.

It is agreed by the Proponent and the Investor that upon the said payment made to the Investor, EGT will effectively take up the role of the Proponent and will be entitled to share the monthly Net Win with PAGCOR in the ratio of PAGCOR : 65% and EGT : 35% retroactively from August 2011 onwards. In this respect, apart from the payment of Pesos 48 million, EGT also reimbursed the Investor in respect of certain reasonable operating expenses that were actually incurred and paid by it in relation to the operation of San Pedro Club for the months of August and September 2011 and, in return, the Proponent agreed to give its sharing of 18% of the monthly Net Win of the club for the said two months to EGT.

The second stage of closing will take place on or before December 15, 2011 or such later date as may be agreed upon by the parties in writing (“Long-Stop Date”). It is agreed that on or before the Long Stop Date, the formal consent from PAGCOR, the formal consent from the landlord and the proof of actual compliance with the applicable assets disposal legislation by the Proponent must be received by EGT and all other formal documents of Transfer, if any, must be executed. Subject to the fulfillment of the aforesaid conditions, which are beyond our control, EGT shall pay the remaining balance of the Consideration of Pesos 7 million (subject to any set-off as agreed between the parties) to the Proponent.

In the event that the aforesaid conditions or any of them are not fulfilled upon the Long-Stop Date, EGT may by immediate written notice to the Proponent terminate the Agreement. In the case of such termination, the Proponent shall forthwith repay EGT the full amount which it had paid to the Investor; and the parties shall perform such acts and/or sign such documents that are necessary to unwind the transaction and restore the parties to the position that they would have been in had the Agreement not been executed.

The foregoing is only a summary of the Agreement.  The full text is included as Exhibit 99.1 to this report.

Item 8.01 Other Events.

On October 21, 2011, we issued a press release announcing, amongst other matters, that we entered into the Agreement described in Item 1.01 above.  A copy of the Agreement and press release are attached as Exhibits 99.1 and 99.2, respectively, to this report.

Forward Looking Statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1993. Those forward-looking statements include statements regarding expectations for the expansion of EGT’s participation business model, the increase in EGT’s share of the net win for the San Pedro venue, the return on investment in the San Pedro venue and the growth of the gaming industry in the Philippines.  Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to  EGT’s ability to generate net win from the gaming machines placed at the San Pedro venue at historical or increased levels, minimize its share of the operating expenses incurred at the San Pedro venue, acquire additional capital as and when needed and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 30, 2011 and subsequently filed quarterly reports on Form 10-Q.  We caution readers not to place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim any obligation, to update or revise such statements to reflect new circumstances or unanticipated events.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits	Filing Method

The following exhibits are filed with this report:

Exhibit 99.1	Transfer Agreement dated October 21, 2011 amongst the Registrant, Golden View International Gaming and Amusement Corp. and Jade Prosper Holdings Ltd.	Filed electronically herewith

Exhibit 99.2	Press release dated October 21, 2011 regarding, amongst other matters, the Agreement	Filed electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT GAMING ASIA INC.

Dated: October 27, 2011	/s/ Clarence Chung
Clarence (Yuk Man) Chung
Chief Executive Officer